UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 13, 2021 (Date of earliest event reported)

Ritchie Bros. Auctioneers Incorporated

(Exact Name of Registrant as Specified in Its Charter)

Canada	001-13425	98-0626225
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

9500 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J 0C6

(Address of principal executive offices) (Zip Code)

(778) 331-5500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	RBA	New York Stock Exchange
Common Share Purchase Rights	N/A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Property Agreement of Purchase and Sale

On August 13, 2021, Ritchie Bros. Properties Ltd., a Canadian corporation (the “Vendor”) and an indirect wholly-owned subsidiary of Ritchie Bros. Auctioneers Incorporated (the “Company”), entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) with 3 Manchester Court Holdings Inc., an Ontario corporation (the “Purchaser”), pursuant to which the Vendor agreed to sell to the Purchaser, pursuant to the terms and conditions set forth in the Purchase Agreement, a parcel of land including all buildings situated thereon located at 3 Manchester Court, Bolton, Ontario (the “Property”).

The purchase price for the Property is $210,000,000, subject to certain closing adjustments and prorations. The Company intends to relocate its business from the Property to a replacement property located in the township of Amaranth, Ontario (the “Replacement Property”). The closing of the sale of the Property under the Purchase Agreement is conditioned upon, among other customary closing conditions, the Vendor receiving: (i) zoning and other governmental approvals necessary for the construction and development of the Replacement Property (the “Replacement Property Zoning Condition”); and (ii) confirmation from the vendor of the Replacement Property that it has satisfied its conditions under a separate agreement of purchase and sale with respect to the Replacement Property (the “Replacement Property Approvals Condition”). Such conditions must be satisfied or waived by the Vendor by April 1, 2022, subject to an extension which shall not extend past October 1, 2022. Under the terms and conditions of the Purchase Agreement, the closing of the sale of the Property to the Purchaser would occur on the date that is twenty (20) days after the Vendor has waived or satisfied both the Replacement Property Zoning Condition and the Replacement Property Approvals Condition. The Purchase Agreement contains various representations, warranties and covenants of the parties customary for a transaction of this nature and provides that, following the closing of the sale of the Property to the Purchaser pursuant to the Purchase Agreement, the Vendor, on the one hand, and the Purchaser, on the other hand, will indemnify one another for certain liabilities, subject to certain limitations.

The Purchaser will make an initial deposit of $1,000,000 of earnest money into escrow, which will be applied against the purchase price at closing (the “Initial Deposit”). Following the Purchaser’s waiver of its condition under the Purchase Agreement, the Purchaser will make a second deposit of $24,000,000 of earnest money into escrow upon (the “Second Deposit”, and together with the Initial Deposit, the “Deposit”). If the purchase of the Property does not proceed under the Purchase Agreement, other than as a result of the breach or default of the Purchaser, then the Deposit will be refunded to the Purchaser. If the purchase of the Property does not proceed as a result of the breach or default of the Purchaser, the Deposit will be forfeited to the Vendor as liquidated damages in full satisfaction of any other rights or remedies available to the Vendor. Upon closing, the Company, or an affiliate, will enter into a lease with the Purchaser to lease the Property for a period of 2 years, with an option to renew for two additional one-year periods, until such time as the Replacement Property is available for relocation of the Company’s business. During such lease period, the Company will continue to conduct normal business operations at the Property.

There can be no assurances that the sale of the Property will be consummated on the terms set forth in the Purchase Agreement, if at all.

The foregoing summary of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 17, 2021	Ritchie Bros. Auctioneers Incorporated

	By:	/s/ Darren Watt
Darren Watt
General Counsel & Corporate Secretary